Exhibit 99.1

NEWS

For immediate release

Contact:	Timothy J. Romenesko
Vice President, Chief Financial Officer
(630) 227-2090
e-mail address: tromenesko@aarcorp.com
web address: www.aarcorp.com

AAR REPORTS FOURTH QUARTER AND FISCAL YEAR 2003 RESULTS

WOOD DALE, ILLINOIS (July 3, 2003) – AAR ( NYSE: AIR ) today reported net sales of $145.1 million, a net loss of $7.5 million, or $0.24 per share, and cash flow from operations of $22.8 million (including $8.5 million resulting from the new accounts receivable securitization program)  for the fourth quarter ended May 31, 2003.  Fourth quarter results include a $3.4 million after–tax impairment charge related to a reduction in the carrying value of certain engines and parts and $0.4 million in after-tax severance costs relating to the European MRO operations.  Excluding the impairment charge and the severance, the net loss was $0.12 per share.  For the fourth quarter of the previous fiscal year, the Company reported net sales of $147.4 million and a net loss of $2.7 million, or $0.08 per share.

For the fiscal year ended May 31, 2003, the Company reported net sales of $606.3 million and a net loss of $12.4 million, or $0.39 per share, compared to net sales of $638.7 million and a net loss of $58.9 million, or $2.08 per share, for the prior fiscal year.  Excluding impairment and special charges and severance, the net loss for the 2003 fiscal year was $8.6 million, or $0.27 per share, compared to $7.2 million, or $0.26 per share, for the prior fiscal year.

“Demand for the products and services we provide to our airline customers was negatively impacted as our 4th quarter coincided with the war in Iraq and the outbreak of SARS which together dramatically reduced commercial air traffic, as evidenced by a 9.1% decline from the prior year in available seat miles during the month of May” said AAR President and CEO David P. Storch. “I am very pleased with our success in generating significant cash flow from operations as well as free cash flow in this most difficult period.  Since 9/11 we had been experiencing steady revenue growth and earnings improvement.  While this progress has been disrupted and airline industry conditions remain difficult, we believe that we are  positioned to benefit as the industry seeks lower cost maintenance and supply solutions and as industry conditions improve.  We remain committed to maintaining our low cost structure and generating cash” Storch continued.

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

Sales supporting U.S. Military deployment activities remained strong and increased from prior year levels, although lower than the record level achieved during the third quarter.  Demand for advisory services continues to increase as aircraft owners seek assistance in protecting and remarketing aviation assets.  “While we continue to see strength in our airframe maintenance operations, our other MRO businesses were negatively impacted by industry conditions.  In response to the current environment, we have taken cost reduction actions which resulted in the aforementioned severance charges” said Storch.

During the fourth quarter, the Company completed a number of financing transactions to improve its liquidity position, including a new $35 million accounts receivable securitization facility with LaSalle Bank and a $30 million revolving credit facility with Merrill Lynch Capital.  Additionally, the Company repaid all of its expiring bank lines during the quarter.  The Company also announced the repurchase of $10 million and the exchange for new notes of $16.9 million of the 1993 7 ¼ % Notes due October 15, 2003.  The $16.9 million of new notes bear interest at 8% per annum and are due ratably over 3 years commencing October 15, 2004.  The balance outstanding on the Company’s 1993 Notes is now $22.6 million.  The Company also announced the July 1, 2003 completion of an $11 million financing secured by a mortgage on its Wood Dale, Illinois facility.

AAR (NYSE: AIR) is the leading provider of aftermarket support to the worldwide aviation/aerospace industry. Products and services include customized inventory management and logistics programs, encompassing supply, repair and manufacture of spare parts and systems. Headquartered in Wood Dale, Illinois, AAR serves commercial and government aircraft fleet operators and independent service customers throughout the world. Further information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 10:30 AM (CDT) on July 3, 2003. The conference call can be accessed via dial-in (1-719-457-2617; conference 460863). A replay of the call will be available (1-719-457-0820; conference code 460863) until 12 AM on July 9, 2003.

# # #

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 7, entitled “Factors Which May Affect Future Results”, included in the Company’s May 31, 2002 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR and Subsidiaries

Comparative Statement of Operations

	Three Months Ended May 31,		Twelve Months Ended May 31,
(In thousands except per share data)	2003	2002	2003	2002
Sales	$145,129	$147,382	$606,337	$638,721
Cost of sales	133,291	126,793	529,279	624,873
Gross profit	11,838	20,589	77,058	13,848
Gross profit margin	8.2%	14.0%	12.7%	2.2%
SG&A	19,605	21,195	78,845	95,137
Operating loss	(7,767)	(606)	(1,787)	(81,289)
Interest expense	4,986	4,323	19,539	19,798
Interest income	787	517	1,836	2,858
Pretax loss	(11,966)	(4,412)	(19,490)	(98,229)
Benefit from income taxes	(4,447)	(1,761)	(7,080)	(39,290)
Net loss	(7,519)	(2,651)	(12,410)	(58,939)
Loss per share-Basic	($0.24)	($0.08)	($0.39)	($2.08)
Loss per share-Diluted	($0.24)	($0.08)	($0.39)	($2.08)
Average shares outstanding-Basic	31,850	31,865	31,852	28,282
Average shares outstanding-Diluted	31,850	31,865	31,852	28,282

Balance Sheet Highlights

(In thousands except per share data)	May 31, 2003	May 31, 2002
Cash and cash equivalents	$29,154	$34,522
Current assets	396,412	436,656
Current maturities of recourse long-term debt	24,000	394
Current maturities of non-recourse LTD*	32,527	—
Current liabilities (excluding current maturities)	147,048	150,070
Working capital	192,837	286,192
Net property, plant and equipment	94,029	102,591
Total assets	686,621	710,199
Bank lines & notes payable	35,729	42,131
Recourse long-term debt	164,658	217,699
Stockholders’ equity	294,988	310,235
Book value per share	$9.26	$9.73
Shares outstanding	31,850	31,870

*      On June 20, 2002 the Company purchased the equity interest in an aircraft joint venture from its partner for nominal consideration as disclosed in the Company’s May 31, 2002 Form 10-K. As a result, the book value of the aircraft and the associated non-recourse debt were recorded on the Company’s consolidated balance sheet. The debt is currently being serviced by the underlying aircraft lease.

Sales By Business Segment

	Three Months Ended May 31,		Twelve Months Ended May 31,
(In thousands)	2003	2002	2003	2002
Inventory & Logistic Services	$55,880	$61,895	$246,031	$258,067
Maintenance, Repair & Overhaul	53,856	54,494	205,666	216,727
Manufacturing	28,638	25,177	119,871	99,558
Aircraft & Engine Sales & Leasing	6,755	5,816	34,769	64,369
	$145,129	$147,382	$606,337	$638,721

Note:

Pursuant to SEC Regulation G, the Company has included the following reconciliation of financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”) to comparable financial measures reported on a non-GAAP basis.  The Company believes that the reported non-GAAP financial results are more representative of the Company’s true operating performance as they exclude certain items.

	Three Months Ended May 31,
			Loss Per Share
(In thousands, except per share data)	2003	2002	2003	2002
GAAP net loss	$(7,519)	$(2,651)	$(0.24)	$(0.08)
After-tax effect of:
Impairment charges	3,414	—	0.11	—
Severance costs	402	—	0.01	—
Adjusted net loss	$(3,703)	$(2,651)	$(0.12)	$(0.08)

	Twelve Months Ended May 31,
			Loss Per Share
	2003	2002	2003	2002
GAAP net loss	$(12,410)	$(58,939)	$(0.39)	$(2.08)
After-tax effect of:
Impairment charges	3,414	45,630	0.11	1.61
Special charges	—	6,070	—	0.21
Severance costs	402	—	0.01	—
Adjusted net loss	$(8,594)	$(7,239)	$(0.27)	$(0.26)

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment.  The Company believes free cash flow provides investors with important information on cash available for shareholders and debt payment after making capital investments required to support ongoing business activities.

	Three Months Ended May 31,		Twelve Months Ended May 31,
(In thousands)	2003	2002	2003	2002
GAAP operating cash flow	$22,845	$(17,777)	$34,733	$(33,904)
Less: Capital expenditures	(2,013)	(3,664)	(9,930)	(12,112)
Free cash flow	$20,832	$(21,441)	$24,803	$(46,016)